Exhibit 99.1

Axovant Announces First Fiscal Quarter 2018 Financial Results and Corporate Update

–	Pipeline expanded with gene therapy technologies including AXO-Lenti-PD for treatment of Parkinson’s Disease and AXO-AAV-OPMD for treatment of oculopharyngeal muscular dystrophy

–	Ilise Lombardo, MD, promoted to Chief Medical Officer

–	Leadership and advisory team broadened with experts in gene therapy and neurological disorders

BASEL, Switzerland, Aug. 7, 2018 (GLOBE NEWSWIRE) - Axovant Sciences (NASDAQ: AXON) today announced corporate updates and financial results for its first fiscal quarter ended June 30, 2018.

“Axovant is methodically rebuilding its clinical pipeline with the goal of becoming a leader in neurological gene therapies. We are focused on transformative approaches that can have a significant impact on the lives of patients suffering from debilitating or potentially life-threatening conditions. With the promotion of Ilise Lombardo, MD, to Chief Medical Officer, and the addition of several key members to our leadership team, we are well-positioned to initiate two potentially pivotal clinical studies with AXO-Lenti-PD and AXO-AAV-OPMD,” said Pavan Cheruvu, MD, Chief Executive Officer of Axovant.
“We also continue to identify opportunities to further strengthen our pipeline, focusing on programs that will be in the clinic in the next 12 to 18 months and that have genetically-identifiable targets in indications with well-characterized biology. I look forward to providing additional updates as these efforts progress.”

Key Highlights since March 31, 2018

•
Announced global licensing agreement for AXO-Lenti-PD, an investigational gene therapy for Parkinson’s disease, from Oxford BioMedica. Axovant expects to initiate a Phase 1/2 dose escalation study of AXO-Lenti-PD in patients with advanced Parkinson’s disease by the end of 2018, with initial clinical data from the study available in 2019.

•	Announced global licensing agreement with Benitec Biopharma for AXO-AAV-OPMD, a potential one-time treatment for oculopharyngeal muscular dystrophy, and a broader platform collabor ation for development of five additional gene therapy products in neurological disorders. Axovant plans to initiate a placebo-controlled clinical study of AXO-AAV-OPMD in 2019.

•	Received $25.0 million net proceeds from private placement of common stock to Roivant Sciences Ltd.

•
Additional leadership hires included Dr. Gavin Corcoran as Executive Vice President of Research & Development and Dr. Fraser Wright as Chief Technology Officer overseeing the Company’s gene therapy initiatives.

•	Announced the formation of Scientific Advisory Board to be led by Dr. Michael Hayden, who was also named as a senior scientific advisor to the Company.

Promotion of Ilise Lombardo, MD to Chief Medical Officer

Today, Axovant announced the promotion of Ilise Lombardo, MD, to Chief Medical Officer. Dr. Lombardo joined Axovant in April 2015 and most recently served as Senior Vice President, Clinical Research. She has over 16 years of experience in the pharmaceutical industry, leading clinical development and medical affairs programs across multiple therapeutic areas, including CNS disorders and rare diseases. Previously, she was Vice President, Clinical Development and Medical Affairs, at FORUM Pharmaceuticals. Prior to that, she held multiple roles of increasing responsibility at Pfizer, including Medicines Development Lead for VYNDAQEL™ (tafamidis) and Specialty Care Group Leader for US Medical Affairs where she oversaw five therapeutic areas. Dr. Lombardo is a trained psychiatrist who previously served on the faculty of Columbia University College of Physicians and Surgeons and the New York State Psychiatric Institute. She completed her internship and residency in psychiatry and a post-doctoral fellowship in molecular neuroimaging at Columbia University College of Physicians and Surgeons as well as a research fellowship in molecular biology at Yale University and the University of Cambridge. She received her M.D. from Yale University, an M.Phil. from the University of Cambridge, and an A.B. from Brown University.
“I am excited about our new gene therapy pipeline that will leverage our expertise in the clinical development of treatments for debilitating neurological diseases,” commented Dr. Lombardo. “We have the opportunity to drive the growth of the Company based on transformative science, and I am honored to take on the role of CMO at this time.”

Development Update
Top-line data from the Phase 2 study evaluating nelotanserin for treatment of REM Sleep Behavior Disorder in subjects with Lewy body dementia are expected in the second half of 2018. We plan to determine the overall development strategy for nelotanserin once we have reviewed the final data from this study and have completed our ongoing comprehensive clinical, regulatory and commercial review.

Financial Summary

For the first fiscal quarter ended June 30, 2018, research and development expenses were $37.4 million, of which $25.0 million was attributable to the upfront licensing fee paid to Oxford BioMedica and $2.5 million was attributable to non-cash, share-based compensation expense. General and administrative expenses for the first fiscal quarter ended June 30, 2018 were $11.8 million, of which $3.3 million was attributable to non-cash, share-based compensation expense. Net loss for the quarter ended June 30, 2018 was $51.9 million, or $0.48 per share.

As of June 30, 2018, the Company had $92.9 million of cash, working capital of $58.5 million and long-term debt of $38.2 million. Adjusting for the net proceeds of $25.0 million from the private placement of common shares to Roivant Sciences Ltd. and the $10.0 million upfront licensing fee paid to Benitec Biopharma, both of which occurred in early July 2018, the Company would have had as adjusted cash of $107.9 million and working capital of $73.5 million as of June 30, 2018.

Net cash used in operating activities was $61.4 million for the three months ended June 30, 2018, which includes the $30.0 million upfront payment to Oxford BioMedica, $5.0 million of which will be applied as a credit against the process development work and clinical supply that Oxford BioMedica will provide to us.

About Axovant Sciences
Axovant is a clinical-stage biopharmaceutical company focused on the acquisition, development and commercialization of novel therapeutics in the fields of neurology and psychiatry. We are developing a pipeline of clinical and nonclinical product candidates that focuses on the various aspects of debilitating neurodegenerative diseases such as Parkinson's disease, oculopharyngeal muscular dystrophy, Lewy body dementia and other indications in the fields of neurology and psychiatry. Our goal is to be the leading biopharmaceutical company focused on the fields of neurology and psychiatry.

For more information, visit www.axovant.com.

Forward-Looking Statements

This press release contains forward-looking statements for the purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995 and other federal securities laws. The use of words such as “may,” “might,” “will,” “would,” “should,” “expect,” “plan,” “goal,” “anticipate,” “believe,” “estimate,” “undoubtedly,” “project,” “intend,” “future,” “potential,” “continue,” or “well-positioned” and other similar expressions are intended to identify forward-looking statements. For example, all statements Axovant makes regarding the initiation, timing, progress and reporting of results of its preclinical programs and clinical trials and its research and development programs, its ability to advance its small molecule and gene therapies into, and successfully initiate, enroll and complete, clinical trials, the potential clinical utility of its product candidates, its ability to continue to develop its small molecule and gene therapy platforms, its ability to develop and manufacture its products and successfully transition manufacturing processes, its ability to perform under existing collaborations with, among others, Oxford BioMedica and Benitec, and to add new programs to its pipeline, its ability to enter into new partnerships or collaborations, its ability to retain and successfully integrate its leadership and personnel including its Scientific Advisory Board, and the timing or likelihood of its regulatory filings and approvals, are forward looking. All forward-looking statements are based on estimates and assumptions by Axovant’s management that, although Axovant believes to be reasonable, are inherently uncertain. All forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those that Axovant expected. Such risks and uncertainties include, among others, the initiation, conduct and success of preclinical studies and clinical trials; the availability of data from clinical trials; the expectations for regulatory submissions and approvals; the continued development of its small molecule and gene therapy products and platforms; Axovant’s scientific approach and general development progress; and the availability or commercial potential of Axovant’s product candidates. These statements are also subject to a number of material risks and uncertainties that are described in Axovant’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission, as updated by its subsequent filings with the Securities and Exchange Commission. Any forward-looking statement speaks only as of the date on which it was made. Axovant undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.

AXOVANT SCIENCES LTD.
Condensed Consolidated Statements of Operations
(Unaudited, in thousands, except share and per share amounts)

	Three Months Ended June 30, 2018	Three Months Ended June 30, 2017
Operating expenses:
Research and development expenses(1)
(includes share-based compensation expense of $2,517 and $6,256 for the three months ended June 30, 2018 and 2017, respectively)	$37,418	$43,712
General and administrative expenses(2)
(includes share-based compensation expense of $3,342 and $9,344 for the three months ended June 30, 2018 and 2017, respectively)	11,754	21,518
Total operating expenses	49,172	65,230

Interest expense	1,970	1,874
Other expense (income)	668	(357)

Loss before income tax expense	(51,810)	(66,747)

Income tax expense	78	2,519

Net loss	$(51,888)	$(69,266)

Net loss per common share — basic and diluted	$(0.48)	$(0.65)
Weighted average common shares outstanding — basic and diluted	107,789,920	106,400,912

(1) Includes $2,619 and $3,001 of total costs allocated from Roivant Sciences Ltd. (“RSL”), Roivant Sciences, Inc. (“RSI”) and Roivant Sciences GmbH (“RSG”) for the three months ended June 30, 2018 and June 30, 2017, respectively.

(2) Includes $1,302 and $1,873 of total costs allocated from RSL, RSI and RSG for the three months ended June 30, 2018 and June 30, 2017, respectively.

AXOVANT SCIENCES LTD.
Condensed Consolidated Balance Sheets
(Unaudited, in thousands)

	June 30, 2018	March 31, 2018
Assets
Current assets:
Cash	$92,934	$154,337
Prepaid expenses and other current assets	7,448	2,174
Income tax receivable	1,616	1,751
Total current assets	101,998	158,262
Other non-current assets	3,784	—
Property and equipment, net	1,802	2,524
Total assets	$107,584	$160,786

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$1,431	$3,949
Due to RSL, RSI and RSG	2,156	1,011
Accrued expenses	25,133	31,862
Current portion of long term debt	14,791	9,753
Total current liabilities	43,511	46,575

Long term debt	38,247	42,925

Total liabilities	81,758	89,500
Total shareholders’ equity	25,826	71,286
Total liabilities and shareholders’ equity	$107,584	$160,786

Contact:

Investors
Tricia Truehart
(631) 892-7014
investors@axovant.com

SOURCE Axovant Sciences

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